Exhibit 16.1




April 7, 2006


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561


Dear Sirs/Madams:




We have read Item 4.01 of Harrington West Financial Group, Inc.'s Form 8-K dated April 5, 2006, and have the following comments:


1. We agree with the statements made in the second sentence of the first paragraph; the second, fourth and fifth sentences of the second paragraph; and the third paragraph.

2. We have no basis on which to agree or disagree with the statements made in the first sentence of the first paragraph; the first and third sentences of the second paragraph; and the fourth paragraph.



Yours truly,


/s/ DELOITTE & TOUCHE LLP
-------------------------